UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GREENPOWER MOTOR COMPANY INC.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

British Columbia	3713	Not Applicable.
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

#240 - 209 Carrall Street Vancouver, British Columbia V6B 2J2, Canada. Telephone (604) 563-4144
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

GKL Corporate/Search, Inc. One Capitol Mall, Suite 660 Sacramento, California 95814 Telephone: (910) 442-7652
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of Communications To:

Clark Wilson LLP Suite 900 - 885 West Georgia Street Vancouver, British Columbia V6C 3H1, Canada Telephone: (604) 687-5700 Attention: Virgil Z. Hlus Jun Ho Song	Duane Morris LLP 1540 Broadway New York, NY 10036 Telephone: (212) 692-1000 Attention: James T. Seery Dean M. Colucci

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-248119

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging Growth Company [X]

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP,  indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided to Section 7(a)(2)(B) of the Securities Act. [  ]

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to Be Registered(1)(3)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(2)(4)
Common shares	414,000	$20.00	$8,280,000	$ 1,074.74

(1)

Represents only the additional number of shares being registered and includes common shares that may be purchased by the underwriters pursuant to their option to purchase additional common shares, if any. This does not include the securities that the registrant previously registered on the Registration Statement on Form F-1, as amended (File No. 333-248119) ("Prior Registration Statement").

(2)	Calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(3)

Reflects a consolidation (the "Consolidation"), or a reverse stock split, of the registrant's issued and outstanding common shares on the basis of one new common share for seven old common shares which is expected to be completed on August 27, 2020.

(4)

The registrant previously registered 1,725,000 common shares on a post-Consolidation basis for which the fee was $5,373.72, which was declared effective by the Securities and Exchange Commission on August 27, 2020. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $8,280,000 are hereby registered, which includes additional shares that the underwriters have the option to purchase.

The registration statement shall become effective upon filing in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, GreenPower Motor Company Inc., a British Columbia corporation ("GreenPower"), is filing this registration statement on Form F-1 with the Securities and Exchange Commission (the "SEC"). This registration statement relates to the public offering of securities contemplated by the Registration Statement on Form F-1 (File No. 333-248119) (the "Registration Statement") filed by GreenPower with the SEC, which was declared effective on August 27, 2020.

GreenPower is filing this registration statement for the sole purpose of increasing the aggregate number of common shares offered by GreenPower by 414,000 common shares (which reflects a consolidation, or a reverse stock split, of the registrant's issued and outstanding common shares on the basis of one new common share for seven old common shares which will be completed on August 27, 2020), which includes common shares that may be purchased by the underwriters pursuant to their option to purchase additional common shares, if any. The additional shares that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Registration Statement. The contents of the Registration Statement, including all amendments and exhibits thereto, are incorporated by reference herein.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

Exhibits

Exhibit Number	Description
(5)	Opinion regarding Legality
5.1+	Opinion of Clark Wilson LLP regarding the legality of the securities being registered
(23)	Consents of Experts and Counsel
23.1+	Crowe MacKay LLP
23.2+	Consent of Clark Wilson LLP (included in Exhibit 5.1)

+Filed herewith.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, Province of British Columbia, Canada, on August 28, 2020.

GREENPOWER MOTOR COMPANY INC.

By:

/s/ Fraser Atkinson
Fraser Atkinson
Chief Executive Officer, Chairman and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Fraser Atkinson
Fraser Atkinson
Chief Executive Officer, Chairman and Director

(Principal Executive Officer)

Date: August 28, 2020

/s/ Michael Sieffert
Michael Sieffert
Chief Financial Officer and Secretary

(Principal Financial Officer and Principal
Accounting Officer)

Date: August 28, 2020

/s/ Mark Achtemichuk
Mark Achtemichuk
Director

Date: August 28, 2020

/s/ Malcolm Clay
Malcolm Clay
Director

Date: August 28, 2020

/s/ Cathy McLay
Cathy McLay
Director
Date: August 28, 2020

/s/ David Richardson
David Richardson
Director

Date: August 28, 2020

/s/ Brendan Riley
Brendan Riley
Authorized Representative in the United States and Director

Date: August 28, 2020